Exhibit 10.15

April 13, 2011

Julien Signes

[Address]

Re: Amendment of Executive Employment Agreement for Compliance with Section 409A

Dear Julien:

This Amendment (the “Amendment”) amends the terms and conditions of the executive employment agreement by and between Envivio, Inc. (the “Company”) and you dated April 1, 2006 (the “Agreement”) to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

A. The Agreement is hereby amended to delete Section 5a. in its entirety and replace it with the following Section 5a., effective on the date hereof:

“ a. the Company shall pay the Executive a prorated portion of the Short Term Bonus on the dates such bonus payments would otherwise be payable to Executive in accordance with Section 3(b), based on the Company’s and Executive’s reasonable evaluation of the Executive’s performance with respect to the objectives defined in Exhibit B hereof; and”

B. The Agreement is hereby amended to add the following new Section 9, effective on the date hereof:

“9.	SECTION 409A COMPLIANCE

a. For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to Section 5 shall be treated as a right to receive a series of separate and distinct payments;

b. Notwithstanding any provision hereof to the contrary, if, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then the Consulting Fee and other payments that would otherwise be paid within the six-month period following Executive’s “separation from service” shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the date of Executive’s death), with any such amount that is required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service; provided, however, that the preceding provisions of this sentence shall not apply to any payment if and to the maximum extent that such payment is excluded from the definition of nonqualified deferred compensation subject to Section 409A, or can otherwise be paid during such six-month period without violating the requirements of Section 409A(a)(2) under applicable guidance under Section 409A. Such payment shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination, from the date of termination to the date of payment.

c. Executive’s date of termination for purposes of determining the date that any payment that is treated as nonqualified deferred compensation under Section 409A is to be paid or provided (or in determining whether an exemption to such treatment applies), shall be the date on which Executive has incurred a “separation from service” within the meaning of applicable guidance under Section 409A. “

Except as amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment and the Agreement constitute the complete and entire agreement among the parties relating to the subject matter thereof, and there are no prior or contemporaneous oral or written representations, promises or agreements not expressly set forth therein. This Amendment may not be modified in any respect except by a writing dated and signed by the parties hereto.

If you accept the terms and conditions of this Amendment as set forth above, please sign and date this Amendment and return it to me by April , 2011.

Best regards,

Envivio, Inc.

By:	/s/ Kevin P. O’Keefe

Name:	Kevin P. O’Keefe
Title:	Chief Operating Officer
Date: April , 2011

Accepted and agreed:

/s/ Julien Signes
Julien Signes

Date: April , 2011